UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 2, 2010

GTX CORP
(Exact name of registrant as specified in its charter)

Nevada	000-53046	98-0493446
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

117 W. 9th Street, #1214 Los Angeles, California		90015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(213) 489-3019

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 2, 2010, GTX Corp (the “Company”) accepted the resignation, also dated April 2, 2010, of Jeffrey Sharpe, a member of the Company’s Board of Directors. Mr. Sharpe had no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Effective April 2, 2010, the Company’s Board of Directors (“Board”) increased the size of the Board to five members and, immediately thereafter, appointed Greg Provenzano and Andrew Duncan to fill the two new vacancies on the Board.  Both Mr. Provenzano and Mr. Duncan were appointed to the Company’s Audit Committee.

Mr. Provenzano has spent over 25 years in the electronic components and design solutions business. He currently is the Vice President, Sales and Engineering Solutions at WPG Americas, the North American division of WPG Holdings.  Prior to his current position, from July 2002 until July 2005, Mr. Provenzano served as Senior Vice President and Regional President of Memec Americas (now an AVNET Electronics company).   From 1997 until 2002, he was President and Chief Executive Officer of Memec Insight, Inc.  Mr. Provenzano holds a B.A. from the University of California, Santa Barbara and an M.B.A. from Pepperdine University.

Andrew Duncan has been working in the consumer electronics and technology licensing business for over 20 years.  Since 2006 he has been the CEO of ClearPlay International, a software licensing company.  Prior thereto, he founded Global TechLink Consultants Inc., a technology consultancy company, specializing in technology licensing, multimedia, communication and application technology on a global basis, including Interactive TV, Digital downloads/streaming and Consumer Electronics.  From 1994 to 2001, Mr. Duncan worked as Vice President Consumer Electronics for Gemstar TV Guide International (Los Angeles USA).    Mr. Duncan earned his honors degree in Chemistry from Nottingham University and postgraduate qualifications in Marketing and Direct Marketing from London University (Kings College). He also has a Certificate of Business Management from the Anderson School of Business UCLA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTX CORP

April 6, 2010	By:	/s/ Patrick E. Bertagna
		Name:	Patrick E. Bertagna
		Title:	Chief Executive Officer